Exhibit 10.1

January 26, 2006

Mr. Malcolm Collins

1801 Oatlands Court

Wake Forest, NC 27587

Dear Malcolm:

I am delighted to extend to you an offer of employment with NCR Limited, 206 Marylebone Road, London, NW16LY, as the Senior Vice President, Financial Solutions Group. In this position, you will report directly to me, and the other terms of your offer are as follows.

Date of Commencement:

Your employment with NCR Limited will commence on March 1, 2006 (“Start Date”).

Remuneration:

Annual Base Salary: Your annual base salary is Two Hundred Thirty-seven Thousand Seven Hundred and Nine GBP, or £237,709 per annum, (currently equal to $425,000, calculated on a month-end currency rate of 1.7879 $US / GBP). Your salary will be paid monthly on the 16th of each month via BACS for the current calendar month and subject to adjustment for any lost time or National Insurance deductions while on sickness absence, in the previous month, or for any unauthorised absence.

Incentive Awards: You will be eligible to participate in NCR Corporation’s Management Incentive Plan for Executive Officers (“MIP”), which provides year-end incentive awards based on the success of NCR Corporation in meeting annual performance objectives. For 2006, which has a payout in March 2007, you are guaranteed an award of 100% of base pay. Per the approved terms of the MIP, your role has a target MIP of 75% of annual base pay. Based on actual annual performance, payout opportunities range from 0% to 200% of target amount. The MIP also has an additional 25% base pay opportunity based on the achievement of stretch order objectives.

Your annual performance and compensation review will be assessed and determined in Q1 of each year by the Compensation & Human Resource Committee, and is subject to approval by the NCR Board of Directors.

NCR Limited shall be entitled pursuant to the Employment Rights Act 1996, at any time during the employment and upon or after its termination (howsoever arising) to deduct from the Salary and/or any other sums due to you, any sums owed by you to the Company.

Hiring Grant: You will receive an equity grant with a value equal $2,250,000 (which amount will be converted to GBP 30-days following your hire date), which will be delivered as follows: 50% in NCR Corporation Stock Options and 50% in Performance-based Restricted Shares.

Malcolm Collins

January 26, 2006

Stock Options: Effective as of the Start Date, NCR Corporation will grant you nonqualified options to purchase approximately 74,424 shares of NCR Corporation common stock (the “Options”), with a Black-scholes value of $1,125,000. The Options will be subject to standard terms and conditions determined by the NCR Corporation Compensation & Human Resource Committee. The Options will vest in 25% increments on each of the first four anniversaries of the Start Date, subject to your continued employment with the Company on each such anniversary date, and will have an expiration term of 10-years.

Termination Provisions: The Options shall fully vest and shall immediately become exercisable with a one-year exercise period upon termination of your employment due to death or permanent disability. Upon retirement, unvested options are forfeited and vested options have a 3-year exercise period. Upon termination due to a reduction-in-force (RIF) or voluntary resignation, unvested options are forfeited and vested options have a 60-day exercise period. Involuntary termination for Cause (gross misconduct) necessitates a forfeiture of all outstanding awards.

Performance-based Restricted Shares: Effective as of your Start Date, NCR Corporation will grant you 31,690 Performance-based Restricted Shares, with a present value of $1,125,000. The Performance-based Restricted Shares will be subject to standard terms and conditions determined by the NCR Corporation Compensation & Human Resource Committee. The Performance-based Restricted Shares are based on NCR Corporation’s performance over a 3-year term, as determined through the achievement of NCR Corporation’s cumulative net operating profit. Based on actual performance, participants can earn between 0% and 150% of the targeted number of shares at the end of the 3-year cumulative time period.

Termination Provisions: Earned Performance-based Restricted Shares shall pro rata vest and immediately become exercisable upon termination of your employment due to death, permanent disability, reduction-in-force or retirement. Upon termination or voluntary resignation, unvested Performance-based Restricted Shares are forfeited. Involuntary termination for cause necessitates a forfeiture of all outstanding awards.

Under NCR Corporation’s current long-term incentive program, in a Change-in-Control (“CIC”) situation, the following treatment applies: (i) if the continuing entity assumes, converts or replaces the equity awards, the awards will continue according to their original terms. Performance awards are converted to time-vesting restricted stock. If the individual is then involuntarily terminated within 2 years of the CIC, the awards vest in full. (ii) if the continuing entity is not going to continue the awards, they vest in full at the time of the CIC. The provisions of NCR Corporation’s long-term incentive program are subject to change by the NCR Corporation Compensation & Human Resource Committee.

Relocation Allowance: You will receive a lump sum payment, paid on the 16th day of the month following your Start Date, for Fifty-five Thousand Nine Hundred and Thirty-one GBP, or £55,931. This payment will constitute restitution for all direct and indirect items related to you and your family’s relocation to the UK from your current residence. Should you terminate employment on a voluntary basis within a year from date of hire, you are required to repay the Company the entire payment of £55,931 within 30 days of your departure.

Collective Bargaining:

There is no collective agreement in force in respect of your employment.

Private Health Care:

As part of your benefits package NCR Limited will subscribe to Private Health Insurance Cover for you and your family. Please note that there is a charge levied by NCR Limited towards the cost differential between single and family coverage. Full details will be sent to you under separate cover as part of the flexible benefits pack.

Malcolm Collins

January 26, 2006

Flexible Benefits:

NCR Limited operates a programme of flexible benefits, which gives you the opportunity to tailor your overall package to suit your individual needs. The total value of all elements of your compensation will remain the same, but this programme gives you the opportunity to influence the balance of your pay and benefits, and to have more say in which benefits you receive. A summary of “Individual Choice”, our flexible benefits programme, will be provided under separate cover. Full details of the programme and an information leaflet will be sent to you shortly after joining NCR Limited to assist you in making your choices.

Pension Plan:

The NCR Defined Contribution Pension Plan (“Plan”) in the UK is a money purchase pension arrangement Contracted-In to the State Earnings Related Pension Scheme.

New employees are automatically entered into the Plan with an option to opt out should they wish to do so. The Plan has a flexible contribution rate which includes matching contributions from the Company up to 5%.

The Plan includes a death benefit should a member die whilst employed of a lump sum of three times annual base salary at the date of death payable to the members dependants, and a prolonged disability arrangement should a member be unable to continue working due to illness or disability.

The administrators, Fidelity Investments Life Insurance Ltd, write to new employees shortly after their employment commences with full details of the Plan including forms to set the contribution level and to nominate beneficiaries.

NCR Corporation and NCR Limited reserve the right to alter, amend or terminate its pension plans at any time.

Company Vehicle:

In your capacity as an Officer you are eligible for a company vehicle. Alternatively, you may opt to receive a vehicle allowance of £8,400 per annum, taxed at source and paid monthly with your salary, either on joining NCR Limited or at any time when your vehicle is due for renewal.

Details of the current vehicle scheme will be provided.

Holidays:

In addition to Statutory Public Holidays, you will be entitled to 25 days paid holiday per annum. Your annual entitlement will accrue at a rate of 2 days (or equivalent pro-rata part-time days) per full calendar month worked and will increase by 1 day for every 5 years of service completed, to a maximum of 29 days after 25 years service.

Full details of the rules governing the taking and carryover of holidays are provided within the relevant section of NCR Limited’s Employee Handbook.

Change in Control: You will be entitled to participate in the NCR Corporation CIC Plan effective as of the Start Date. The plan is subject to amendment or termination by NCR Corporation.

Non-Competition: By signing this Agreement, you agree that during your employment with NCR Limited and for an eighteen (18) month period after termination of employment for any reason (the “Restricted Period”), you will not yourself or through others, without the prior written consent of the Board of Directors of NCR Corporation, render services directly or indirectly to any Competing Organization involving the development, manufacture, marketing, advertising or services of any product, process, system or service of NCR Corporation’s during the last three years of your NCR Limited employment.

Malcolm Collins

January 26, 2006

For purposes of this Agreement, “Competing Organization” means any organization listed on Schedule B, as reasonably amended from time to time by the Compensation Committee, in consultation with you, as well as any subsidiaries of such companies that become stand-alone companies as a result of a spin-off, IPO or similar restructuring transaction after the date of the last update to Schedule B. The list of Competing Organizations on Schedule B hereto may be amended from time to time by the Compensation Committee by written notice to you, provided that (i) the number of companies shall not increase, (ii) any companies shall be from among those entities treated as “Competing Organizations” on the annual list prepared jointly by you and the Compensation Committee pursuant to the Company’s policies and (iii) the list of Competing Organizations shall not be changed in contemplation of your accepting an offer to join any company.

Non-Solicitation/Non-Hire: By signing this Agreement, you agree that during the Restricted Period, you will not yourself or through others, without the prior written consent of the Board of Directors of NCR Corporation (i) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR Corporation or its associated companies, including NCR Limited, to terminate their employment with or otherwise cease their relationship with NCR Corporation or its associated companies, including NCR Limited, (provided that you may serve as reference upon request with regard to a company with which you are not affiliated and this provision shall not be violated by general advertising not specifically targeted at employees of the Company), or (ii) canvass or solicit business of the same nature that NCR Corporation or its associated companies, including NCR Limited, is selling or providing to any firm or company as of the date of your termination of employment with or from such particular firm or company.

Confidentiality and Non-Disclosure: You agree that during the term of your employment with NCR Limited and thereafter, you will not, except as you deem necessary in good faith discretion to perform your duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding NCR Corporation or its associated companies, including NCR Limited,. “Confidential Information” shall mean information about NCR Corporation or its associated companies, including NCR Limited,, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by NCR Limited, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, cell lines, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records), (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, (iii) information regarding the skills and compensation of other employees of NCR Corporation or its associated companies, including NCR Limited, and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits confidential disclosure shall not apply to the extent such information is publicly filed with the United States Securities and Exchange Commission (the “SEC”). Your rolodex and similar address books shall not be deemed Confidential Information if and to the extent they contain only the names and contact information you have personally used while employed (or acquired prior to employment hereunder) and no other information that would otherwise be Confidential Information. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to NCR Corporation and its associated companies, including NCR Limited, and that such information gives NCR Corporation and its associated companies, including NCR Limited, a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to NCR Limited all documents, slides, computer tapes and disks (and all copies thereof) containing any Confidential Information.

Breach of Restrictive Covenants: You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this Agreement (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the

Malcolm Collins

January 26, 2006

“Restrictive Covenants”) are reasonable and necessary for protection of NCR Corporation and its associated companies’, including NCR Limited, legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You acknowledge that you have been represented by counsel in this matter, and have had a full and fair opportunity to consider these restrictions prior to your execution of this Agreement. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits under this Agreement, and all other consideration provided to you under this Agreement.

You further acknowledge and agree that if you breach the Restrictive Covenants, NCR Corporation and its associated companies, including NCR Limited, will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, NCR Corporation and its associated companies, including NCR Limited, may, in addition to other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

Notice Period: If you wish to resign from NCR Limited, you must give three months notice in writing irrespective of your length of service. NCR Limited may at its discretion agree to make payment in lieu of all or part of this notice period, in which case you would not be required to work during the period of notice. During the period of notice, NCR Limited may require you to carry out no duties, and may request that you remain at home and be available for work duties as and when required during this period.

Should NCR Limited have reason to terminate your employment, other than as a result of gross misconduct (cause), you are entitled to receive 3 months notice.

Dispute Resolution: In case of any dispute in connection with this Agreement, both parties undertake to follow all available grievance and dispute resolution procedures within NCR Corporation before seeking recourse to external legal action in the UK or elsewhere.

Miscellaneous: You are required to work such hours as are reasonably necessary for the proper performance of your duties. This Agreement is personal to you and without the prior written consent of NCR Limited shall not be assignable by you other than by will or the laws of descent and distribution. You may designate one or more beneficiaries to whom any payments earned by and due to you will be made in the event of your death by completing such form as the Board of Directors of NCR Corporation or one of its committees authorizes for that purpose. In the absence of any such designation, any such payments will be made to your estate or personal representative. This Agreement shall inure to the benefit of and be enforceable by your legal representatives, and shall inure to the benefit of and be binding upon NCR Limited and its successors; provided, however, that NCR Limited may only assign this Agreement to an acquirer of all or substantially all of its assets and any such acquirer shall be required to deliver to you an assumption in writing of NCR Limited’s obligations hereunder.

You hereby represent and warrant to the NCR Corporation and its associated companies, including NCR Limited, that you are not party to any contract, understanding, agreement or policy, whether or not written, with any previous employer or otherwise, that would be breached by your entering into, or performing services under, this Agreement, or, if you are a party to such a contract, understanding, agreement or policy, you shall have obtained a written acknowledgement from your previous employer (or such other party or parties) such that your performance of services under this Agreement shall not be impeded in any manner (other than confidentiality, nonsolicitation and noninterference restrictions all as provided in your employment agreement with your prior employer), or otherwise be subject to any claim, action or litigation by your previous employer (or any other party or parties).

No provision of any restrictive covenant in any grant or other plan shall be any broader than those set forth in this Agreement.

Malcolm Collins

January 26, 2006

Notwithstanding any other provision of this Agreement, NCR Limited may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum taxes as shall be required to be withheld under any applicable UK-based law or regulation.

This Agreement reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This Agreement is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term. The employment relationship at NCR Limited is by mutual consent (employment-at-will), and NCR Limited or you may discontinue your employment with or without cause at any time and for any reason or no reason.

Other Terms & Conditions of Employment:

The NCR Limited Employee Handbook contains standard company policies and procedures. Section 1 covers those elements, including disciplinary, grievance and absence procedures, which together with the Business Code of Conduct form part of your contract of employment. A copy of the Handbook will be sent to you once your acceptance is confirmed.

Variations:

NCR Corporation and its associated companies, including NCR Limited, reserve the right to vary your terms and conditions of employment. Any changes will be confirmed to you either by letter, general notice, or by the re-issue of your contract of employment or amendment of this document or any accompanying schedules.

Malcolm, I am very excited about the contributions, experience and vision you can bring to NCR. The company is well positioned to be extremely successful, and I am delighted to extend this opportunity for you to join my senior management team and help us achieve that success.

/s/ William R. Nuti
William R. Nuti, President & Chief Executive Officer

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Acceptance:

I confirm my acceptance and agreement to the above terms and conditions of employment. I understand that this Statement and the published version of the UK Employee Handbook, supersedes and replaces any other terms and conditions previously communicated either verbally or in writing.

I confirm my date of commencement to be          March 1, 2006                                         .

Signed:	/s/ Malcolm Collins	Date: February 5, 2006

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